Exhibit 10.4

MLA No. RX0936

AMENDED AND RESTATED MASTER LOAN AGREEMENT

THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”) is entered into as of  September 12, 2005, between MONARCH UTILITIES I L.P. (formerly known as Tecon Water Company, L.P.), a Texas limited partnership (the “Company”), and CoBANK, ACB,  a federally chartered instrumentality of the United States (“CoBank”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated as of May 1, 2002 (as amended, the “Existing MLA”). The parties now desire to amend and restate the Existing MLA

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing MLA is hereby amended and restated in its entirety to read  as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Definitions.  Capitalized terms used in this Agreement and defined in Exhibit A hereto shall have the meanings set forth in such Exhibit.

SECTION 1.02.    Rules of Interpretation. The rules of interpretation set forth in Exhibit A shall apply to this Agreement.

ARTICLE 2

THE SUPPLEMENTS

SECTION 2.01.    Promissory Notes and Supplements. In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, the parties will enter into a promissory note and supplement hereto (each a “Promissory Note and Supplement”). Each Promissory Note and Supplement will set forth CoBank’s commitment to make a Loan or Loans to the Company, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or interest rate options applicable to the Loan(s), the Company’s promise to repay the Loans, and any other terms and conditions applicable to the particular Loan(s). Each Loan will be governed by the terms and conditions set forth in this Agreement and in the Promissory Note and Supplement relating to that Loan. In the absence of a Promissory Note and Supplement hereto duly executed by CoBank, CoBank shall have no obligation to make a Loan to the Company under this Agreement. As of the date of this Agreement, the following Promissory Notes and Supplements are outstanding hereunder and shall be governed by the terms hereof: (1) Promissory Note and Supplement dated as of May 1, 2002, and numbered ML0936T1; and (2) Promissory Note and Supplement dated as of May 1, 2002, and numbered ML0936T2 (the “Existing Promissory Notes and Supplements”).

SECTION 2.02.    Notice and Manner of Borrowing New Loans.  Except as otherwise provided in a Promissory Note and Supplement: (A) Loans will be made available on any Business Day upon the written or telephonic request of an authorized employee of the Company (which telephonic request, if required by CoBank, shall be promptly confirmed in writing by the Company); (B) Requests for Loans must be received by 12:00 noon Mountain time on the date the Loan is to be made; and (C) Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company on forms supplied by CoBank.

SECTION 2.03.    Method of Payment. The Company shall make all payments to CoBank under this Agreement and each Promissory Note and Supplement hereto by wire transfer of immediately available funds or, if specified by separate agreement between the Company and CoBank, by automated clearing house or other similar cash handling processes.  Wire transfers shall be made to ABA No. 307088754 for advice to and credit of “CoBANK” (or to such other account as CoBank may direct by notice).  The Company shall give CoBank telephonic notice no later than 12:00 noon Mountain time of its intent to pay by wire, and funds received after 3:00 p.m. Mountain time shall be credited on the next Business Day.

SECTION 2.04.    Security.  The Company’s obligations hereunder and under each other Loan Document to which the Company is a party (whether executed contemporaneously herewith or at a later date) shall be secured by: (A) a statutory first priority Lien on all equity which the Company may now own or hereafter acquire or be allocated in CoBank; (B) except as otherwise provided in Section 6.01 hereof, a first priority lien and security interest in all real and personal property of the Company of every type and description (other than  property excluded in the last sentence of this Section 2.04), whether existing on the date hereof or acquired at a later date; and (C) all proceeds thereof. The Company agrees to take such steps (including the execution and recording of such instruments and documents) as CoBank may from time to time require in order to enable CoBank to obtain, perfect and maintain its Lien on the collateral. Notwithstanding the foregoing, CoBank shall not have a Lien on: (1) rolling stock financed by another lender; (2) assets which, under Law, may not be subjected to a Lien; provided, however, that if such provision of Law is later changed or has been or is later overruled by any other provision of Law, then such assets shall be subject to CoBank’s Lien; and (3) assets subject to agreements that prohibit the Company from granting a Lien on the assets; provided, however, that: (i) the maximum amount of assets that may be subject to any such agreement at any one time shall not exceed $500,000; (ii) the Company may not enter into any such agreement with an Affiliate; and (iii) to the extent that applicable Law renders such restrictions unenforceable, then the foregoing exception shall not be applicable.

ARTICLE 3

CONDITIONS PRECEDENT

SECTION 3.01.    Conditions Precedent to This Agreement and the 2005 Promissory Note and Supplement. This Agreement and CoBank’s obligation to make a Loan or Loans under the 2005 Promissory Note and Supplement are subject to the following conditions precedent, which, in the case of instruments and documents, must be in form and content reasonably acceptable to CoBank:

(A)          This Agreement. CoBank shall have received a duly executed original copy of this Agreement.

(B)          Supplements. CoBank shall have received a duly executed original copy of: (1) an amendment to the Promissory Note and Supplement dated as of May 1, 2002, and numbered ML0936T1; (2)  an amendment to the Promissory Note and Supplement dated as of May 1, 2002, and numbered ML0936T2; and (3) the 2005 Promissory Note and Supplement and all Loan Documents required by the 2005 Promissory Note and Supplement.

(C)          Evidence of Authority. CoBank shall have received such evidence as CoBank may reasonably require that this Agreement, the 2005 Promissory Note and Supplement, and all Loan Documents executed in connection herewith or therewith have been duly authorized, executed an delivered.

(D)          [Intentionally Omitted]

(E)           Delegation and Wire Transfer Form. CoBank shall have received a duly executed original copy of a delegation and wire transfer authorization form.

(F)           Security Documentation. CoBank shall have received: (1) a duly executed original copy of an amendment to that certain Security Agreement dated as of May 1, 2002, executed by the Company in favor of CoBank; (2) an account control agreement, duly executed by CoBank, the Company, and its Depository Bank; and (3) such evidence as CoBank may reasonably require (including one or more Lien searches) that: (a) CoBank has a duly perfected first priority Lien (subject only to Liens which are both permitted under Section 6.01 hereof and otherwise entitled to priority under Law) on all personal property of the Company in which a Lien can be perfected by filing a UCC-1 financing statement or recording a security instrument with the Secretary of State of Texas; and (b) there are no other Liens on any personal property of the Company (other than Liens permitted under Section 6.01 hereof).

(G)          Commitment to Issue Endorsement to Existing Title Policy, Closing Agreement, Deeds of Trust, Etc.  (1) Republic Title of Texas, Inc., as agent for First American Title Insurance Company (in such role, “Republic Title”) shall have furnished to CoBank a commitment to issue an endorsement to the Title Policy; (2) Republic Title, the Company, and CoBank shall have entered into a closing agreement (the “Closing Agreement”); (3) CoBank and Republic Title shall each have received an original copy,  duly executed by the Company, as Trustor and Grantor, and Steve Moore, as Trustee,  of an amendment to the Deed of Trust; (4) Republic Title shall have received original copies, duly executed by the Company, of Statutory Utility Notices for each county in Texas in which the Company does business or owns property; and (5) all conditions precedent to funding set forth in the Closing Agreement shall have occurred.

(H)          Agreements with Affiliates.  CoBank shall have reviewed and approved all agreements between the Company and its Affiliates, and CoBank shall have received from each Affiliate that performs services for or on behalf of the Company, a duly executed copy of a consent and agreement.

(I)            Organizational Documents.  CoBank shall have reviewed and approved (which approval will not be unreasonably withheld or delayed) Certified Copies of the Organizational Documents of the Company and Texas Water Services Group, LLC.

(J)           Consents and Approvals. CoBank shall have received such evidence as CoBank may reasonably require that all consents and approvals referred to in Section 4.01(M) hereof have been obtained and are in full force and effect.

(K)          Fees and Other Charges. CoBank shall have received all fees or other charges provided for herein or in the 2005 Promissory Note and Supplement.

(L)           Officers Certificate. CoBank shall have received a duly executed original copy of a certificate of an officer of the Company, which, if other than the Chief Financial Officer of the Company, must be reasonably acceptable to CoBank.

(M)          Insurance. CoBank shall have received such evidence as CoBank may reasonably require that the Company is in compliance with Section 5.03 hereof.

(N)          Opinion of Counsel.  CoBank shall have received a duly executed original copy of an opinion of counsel to the Company, which counsel must be reasonably acceptable to CoBank.

SECTION 3.02.    Conditions to Each Supplement. CoBank’s obligation to make the initial Loan under each Promissory Note and Supplement hereto (other than the 2005  Promissory Note and Supplement) is subject to the following conditions precedent (which in the case of instruments and documents, must be in form and content acceptable to CoBank):

(A)          Supplement. CoBank shall have received a duly executed original copy of the Promissory Note and Supplement and all Loan Documents required by such Promissory Note and Supplement.

(B)          Evidence of Authority. CoBank shall have received copies, certified by the Secretary of the Company as of the date of such Promissory Note and Supplement, of such evidence as CoBank may reasonably require that such Promissory Note and Supplement and all Loan Documents executed in connection therewith have been duly authorized, executed an delivered.

(C)          Consents and Approvals. CoBank shall have received such evidence as CoBank may reasonably require that all consents and approvals referred to in Section 4.01(M) hereof, have been obtained and are in full force and effect.

(D)          Fees and Other Charges. CoBank shall have received all fees or other charges provided for herein or in such Promissory Note and Supplement.

(E)           Application. CoBank shall have received a duly executed and completed original copy of an application for the credit.

(F)           Officer’s Certificate. CoBank shall have received a duly executed  original copy of a certificate of an officer of the Company, which, if other than the Chief Financial Officer of the Company, must be reasonably acceptable to CoBank.

(G)          Insurance. CoBank shall have received such evidence as CoBank may reasonably require that the Company is in compliance with Section 5.03 hereof.

(H)          Opinion of Counsel.  CoBank shall have received a duly executed original copy of an opinion of counsel to the Company, which counsel must be reasonably acceptable to CoBank.

(I)            Security. CoBank shall have received such evidence as it shall reasonably require that: (1) the Company has taken all steps required by CoBank under Section 2.04 hereof or the Promissory Note and Supplement in order for CoBank to obtain, perfect and/or maintain its Lien, including its Lien on  any assets to be constructed and/or acquired with the proceeds of the Loan to be made under the Promissory Note and Supplement; (2) CoBank’ Lien is a first priority Lien ; and (3) there are no other Liens on any property of the Company, except as permitted under Section 6.01 hereof.

SECTION 3.03.    Conditions to Each Loan.  CoBank’s obligation under each Promissory Note and Supplement (including the 2005 Promissory Note and Supplement hereto) to make any Loan to the Company thereunder, including the initial Loan, is subject to the conditions precedent that: (A) no Default or Event of Default shall have occurred and be continuing; (B) each of the representations and warranties of the Company set forth herein and in all other Loan Documents shall be true and correct as of the date of the Loan; and (C) the Company shall have satisfied all conditions and requirements set forth in the Promissory Note and Supplement relating to that Loan.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    This Agreement and the 2005 Promissory Note and Supplement Hereto. To induce CoBank to enter into this Agreement and the 2005 Promissory Note and Supplement hereto, the Company represents and warrants that:

(A)          Organization, Etc. The Company: (1) is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Texas; (2) has the power and authority to own its assets and to transact the business in which it is engaged or proposes to engage; and (3) is duly qualified to do business in, and is in good standing under the Laws of, each jurisdiction in which  failure to be qualified could reasonably be expected to have a Material Adverse Effect.

(B)          Loan Documents. This Agreement, the 2005 Promissory Note and Supplement, and all other Loan Documents executed or furnished in connection herewith or therewith: (1) have been duly authorized, executed and delivered by the Company and each other Person (other than CoBank) that is a party thereto; and (2) create legal, valid and binding obligations of the Company and each other party thereto (other than CoBank) which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

(C)          Operation of Business. The Company possesses all licenses, certificates, permits, authorizations, approvals, franchises, patents, copyrights, trademarks, trade names, rights thereto, or the like which are material to the operation of its business or required by Law, and the Company is not in violation in any material respect of the rights of others with respect thereto. Without limiting the foregoing, the Company has all Certificates of Convenience and Necessity and effluent discharge permits necessary for the operation of its water and wastewater systems.

(D)          Litigation.  Except as disclosed in any application or officer’s certificate submitted in connection with this Agreement and the 2005 Promissory Note and Supplement, there are no pending or threatened actions or proceedings against or affecting the Company or any of its Affiliates before any court, governmental agency, mediator, arbitrator, or the like which could, in any one case or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(E)           Ownership of Company and Subsidiaries. The: (1) general partner of the Company is Texas Water Services Group, LLC, and there are no other general partners of the Company; (2) limited partner or partners of the Company are owned 100% directly or indirectly by Southwest; (3) the general partner is owned 100% directly or indirectly by Southwest; (4)  the Company has no Subsidiaries, other than TWC Utility Company, LLC; and (5) as of the date hereof, TWC Utility Company, LLC owns no assets and conducts no business.

(F)           Southwest Financial Statements. The consolidated balance sheet of. Southwest as of December 31, 2004, and the related consolidated statements of income and retained earnings of Southwest for the fiscal year then ended, and the accompanying notes and schedules, together with the opinion thereon, dated March 25, 2005, and the interim consolidated balance sheet of Southwest and the related consolidated statements of income and retained earnings for the three month period ending March 31, 2005, copies of which have been furnished to CoBank, fairly present in all material respects the financial condition of Southwest and its consolidated subsidiaries as at such dates and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to normal year-end adjustments in the case of the interim financial statements). There are no liabilities of Southwest and its consolidated subsidiaries, fixed or contingent, which are material but not reflected in the year end financial statements or in the notes thereto or in a writing furnished to CoBank and referencing this Subsection.

(G)          Company Financial Statements.  The balance sheet of the Company as of December 31, 2004, and the related statements of income and retained earnings of the Company for the fiscal year then ended, and the accompanying notes and schedules, and the interim balance sheet of the Company and the related statements of income and retained earnings for the six month period ending June 30, 2005, copies of which have been furnished to CoBank, fairly present in all material respects the financial condition of Company as at such dates and the results of the operations of the Company for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to normal year-end adjustments in the case of the interim financial statements). There are no liabilities of the Company, fixed or contingent, which are material but not reflected in the year end financial statements or in the notes thereto or in a writing furnished to CoBank and referencing this Subsection.

(H)          Ownership and Liens. The Company has title to, or valid easement or leasehold interests in, all of its properties, real and personal, including the property and leasehold interests reflected in the balance sheet referred to in Section 4.01(G) hereof (other than any property disposed of in the ordinary course of business), and none of the properties or leasehold interests of the Company is subject to any Lien, except such as may be permitted under Section 6.01 of this Agreement.

(I)            [Reserved]

(J)           Compliance with Law. Except as disclosed in any application or officer’s certificate submitted in connection with this Agreement and the 2005 Promissory Note and Supplement hereto, all of the properties owned by the Company and all of its operations, are in compliance in all material respects with all Laws (including all Laws relating to the environment) which, if not complied with, could reasonably be expected to have a Material Adverse Effect.

(K)          Environment. Except as disclosed in Schedule 4.01(K) hereto or in any application or officer’s certificate submitted in connection with this Agreement and the 2005 Promissory Note and Supplement: (1) no property owned or leased by the Company is being used, or to its knowledge, has been used for the disposal, treatment, storage, processing or handling of hazardous waste or materials (as defined under any applicable environmental Law); (2) no investigation, claim, litigation, proceedings, order, judgment, decree, settlement, Lien or the like with respect to any environmental matter is proposed, threatened, anticipated or in existence with respect to the properties or operations of the Company; and (3) no environmental contamination or condition currently exists on any property of the Company which could reasonably be expected to delay the sale or other disposition of such property or could reasonably be expected to have, or already has had, a material adverse effect on the value of such property.

(L)           ERISA.  The Company and each of its ERISA Affiliates is in compliance in all material respects with all requirements of ERISA, the Company and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each plan governed thereby, no grounds exist entitling the Pension Benefit Guaranty Corporation to institute proceedings to terminate a plan maintained by the Company or any ERISA Affiliate this is subject to ERISA, and neither the Company nor any ERISA Affiliate has any liability arising form the withdrawal or termination of any plan subject to ERISA which liability could reasonably be expected to result in material liability to the Company.

(M)          Consents and Approvals.   Except for such as shall have been obtained and are in full force and effect, no consent, permission, authorization, order or license of any governmental authority or of any party to any material agreement to which the Company is a party or by which it or any of its material property may be bound or affected, is necessary in connection with: (1) the execution, delivery, performance or enforcement of the Loan Documents; and (2) the project, acquisition, or other activity being financed by the 2005 Promissory Note and Supplement hereto.

(N)          Conflicting Agreements.  None of the Loan Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other material agreement to which the Company is or expects to become a party or by which the Company or any of its material properties may be bound or affected, and do not conflict with any provision of the Organizational Documents of the Company.

(O)          Compliance and No Default.  The Company is operating its business in compliance with all of the terms of the Loan Documents, and no Default or Event of Default exists.

(P)           Applications, Officer’s Certificate, Etc.  Each representation and warranty and all information set forth in the application and officer’s certificate submitted in connection with, or to induce CoBank to enter into, this Agreement and the 2005 Promissory Note and Supplement hereto is correct in all material respects.

(Q)          Budgets, Etc.  All budgets, projections, feasibility studies, and other documentation submitted by the Company to CoBank in connection with, or to induce CoBank to enter into, this Agreement and the 2005 Promissory Note and Supplement hereto are based upon assumptions that are reasonable and realistic, and no fact has come to light, and no event has occurred, which would cause any material assumption made therein to not be reasonable or realistic.

(R)          Water Rights. The Company: (1) has water rights with such amounts, priorities and qualities as are necessary to adequately serve the customers of the Company; (2) controls, owns, or has access to all such water rights free and clear of the interests of any third party; (3) has not suffered or permitted any transfer or encumbrance of such water rights, has not abandoned such water rights, or any of them, and has not done any act or thing which would impair or cause the loss of any such water rights.

(S)           Facilities.  The Company’s utility facilities: (1) meet present demand in all material respects; (2) are constructed in a good and professional manner; (3) are in good working order and condition; and (4) comply in all material respects with all applicable Laws.

(T)           Rate Matters.  Except as disclosed in Schedule 4.01(T) hereto or in any application or officer’s certificate furnished in connection herewith and the 2005 Promissory Note and Supplement: (1) the Company’s rates for the provision of water and the treatment and/or disposal of wastewater have been approved by any and all necessary governmental authorities (including all regulatory authorities, public service commissions, or public utilities commissions) which have jurisdiction over the operations and rates of the Company, including the TCEQ; (2) the Company is in compliance with all TCEQ tariffs and other rate policies; and (3) there is no pending and, to the Company’s knowledge, threatened action or proceeding before the TCEQ or any other governmental authority, the objective or result of which is or could reasonably be expected to: (a) reduce or otherwise adversely change any of the rates for the provision of water and/or wastewater services; (b) limit or revoke any Certificate of Convenience and Necessity; or (c) otherwise have a Material Adverse Effect.

(U)           Enforcement Actions.  Except as disclosed in the application or officer’s certificate furnished in connection herewith and the 2005 Promissory Note and Supplement, the Company is not subject to any Enforcement Action.

SECTION 4.02.    Each Supplement.  The execution by the Company of each Promissory Note and Supplement hereto (other than the 2005 Promissory Note and Supplement) shall constitute a representation and warranty that each of the representations and warranties set forth in Section 4.01 hereof are true and correct as of the date of the Promissory Note and Supplement, except that: (A) the references to the financial statements in Section 4.01(F) hereof shall be deemed to be to the latest annual financial statements furnished to CoBank under Section 5.06(I) hereof; (B) the references to the financial statements in Section 4.01(G) hereof, and all references in Section 4.01(H) hereof to such statements, shall be deemed to be to the latest annual financial statements and, if more recent than the latest annual financial statements, to the latest quarterly financial statements furnished to CoBank under Section 5.07(A) and (B) hereof; (C) all references to the 2005 Promissory Note and Supplement shall be deemed to refer to the Promissory Note and Supplement being executed at the time; (D) the references in Sections 4.01(D), (J), (K), (P), (T), and (U) to the application and officer’s certificate furnished in connection with this Agreement and the 2005 Promissory Note and Supplement shall be deemed to refer to any application and officer’s certificate furnished in connection with the Promissory Note and Supplement being executed at the time; and (C) the reference in Section 4.01(Q) to budgets, projections and other documentation and information referred to therein, shall be deemed to refer to all budgets, projections and other documentation furnished in connection with Promissory Note and Supplement being executed at the time.

ARTICLE 5

AFFIRMATIVE COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:

SECTION 5.01.    Maintenance of  Existence, Etc.  Preserve and maintain its existence and good standing in the jurisdiction of its formation, qualify and remain qualified to transact business in all jurisdictions in which the failure to be qualified could reasonably be expected to have a Material Adverse Effect, and obtain and maintain all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.

SECTION 5.02.    Compliance With Laws.  Comply in all material respects with all applicable Laws (including all Laws relating to the environment), which, if not complied with, could reasonably be expected to have a Material Adverse Effect or result in criminal sanctions. In addition, the Company agrees to cause all Persons occupying or present on any of its properties to comply in all material respects with all such Laws.

SECTION 5.03.    Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated. Without limiting the foregoing, in the event any property of the Company is located in a flood zone (as reasonably determined by CoBank), then the Company shall obtain such flood insurance as may reasonably be required by CoBank. Each such policy insuring any collateral for the Company’s obligations to CoBank shall have lender or mortgagee loss payee clauses in form and content reasonably acceptable to CoBank. The Company agrees to furnish to CoBank such proof of compliance with this Section as CoBank may from time to time reasonably require.

SECTION 5.04.    Property Maintenance.  Maintain all of its properties that are necessary to or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and make all alterations, replacements and improvements thereto as may from time to time be reasonably necessary in order to ensure that its properties remain in good working order and condition.

SECTION 5.05.    Books and Records.  Keep adequate records and books of account in which complete entries will be made in accordance with GAAP.

SECTION 5.06.    Reports and Notices.  Furnish to CoBank:

(A)          Annual Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual financial statements of the Company prepared in accordance with GAAP consistently applied.  Such financial statements shall: (a) be audited by a firm of independent certified public accountants selected by the Company and reasonably acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion to the effect that the financial statements: (i) were audited in accordance with generally accepted auditing standards; and (ii) present fairly, in all material respects, the financial position of the Company as at the end of the year and the results of its operations for the year then ended, in conformity with GAAP; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

(B)          Interim Financial Statements.  As soon as available, but in no event more than 60 days after the end of each fiscal quarter of the Company occurring during the term hereof, a balance sheet of the Company as of the end of such quarter, a statement of income for the Company for such period and for the period year to date, a statement of retained earnings, and a statement of cash flow, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by notice from CoBank, certified by the President, Vice President, Chief Financial Officer or Treasurer  of the Company.

(C)          Officer’s Certificate. Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) and (B) of this Section 5.06, a certificate of the President, Vice President, Chief Financial Officer or Treasurer of the Company : (1) computing the financial covenants set forth in Article 7 hereof that are required to be measured as of the end of the period for which the financial statements are being delivered; and (2) certifying that, to the best knowledge of such officer, no Default or Event of Default has occurred and is continuing, and, if continuing, the action which is proposed to be taken with respect thereto.

(D)          Notice of Litigation, Material Matters, Etc.  Promptly after becoming aware thereof, notice of: (1) the commencement of any action, suit or proceeding before any court, governmental instrumentality, arbitrator, mediator or the like which, if adversely decided, could reasonably be expected to have a Material Adverse Effect; (2) the commencement of any Enforcement Action; (3) the receipt of any notice, indictment, pleading, or other communication alleging a condition that: (a) may require the Company to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (b) if true or proven, could have a Material Adverse Effect or result in criminal sanctions; and (4) the occurrence of any other event or matter (including the rendering of any order, judgment, ruling and the like) which could reasonably be expected to have a Material Adverse Effect.

(E)           Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of a Default or an Event of Default.

(F)           Notice of the Acquisition of Property. Promptly after acquiring same, notice of the acquisition of any real property in a transaction involving consideration of at least $50,000.

(G)          Notice of Certain Events.  Notice of each of the following at least 30 (or, in the case of clause (2) below, 10) days prior thereto: (1) any change in the Company’s name, structure or organizational identification number; provided, however, that the Company may not effect any such change unless the Company, at its expense, takes all action required by CoBank to enable CoBank to maintain the perfection of its Lien; (2) any change in the principal place of business of the Company or the office where its records concerning its accounts are kept; or (3) any change in its Deposit Account or Accounts; provided, however, that: (i) if the Company uses the same Depository Bank and such Depository Bank and the Company acknowledges to CoBank in writing on or before the date of the change that the agreement referred to in Section 3.01(F)(2) covers the new Deposit Account or Accounts, then no prior notice shall be required; and (ii) the Company may not effect any such change unless the new Depository Bank has entered into an agreement of the type referred to in Section 3.01(F).

(H)          Other Notices.  Such other notices as may be required by any Promissory Note and Supplement or any other Loan Document.

(I)            Southwest Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of Southwest occurring during the term hereof, annual consolidated financial statements of Southwest and its consolidated subsidiaries prepared in accordance with GAAP consistently applied and the related consolidating financial statements.  Such financial statements shall: (a) in the case of the consolidated statements, be audited by a nationally recognized firm of independent certified public accountants selected by Southwest; (b) in the case of the consolidated statements, be accompanied by a report of such accountants containing an opinion on such statements to the effect that such statements: (i) were audited in accordance with generally accepted auditing standards; and (ii) present fairly, in all material respects, the financial position of Southwest and its consolidated subsidiaries as at the end of the year and the results of its and their operations for the year then ended, in conformity with GAAP; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto (including all consolidating schedules).

(J)           Other Information.  Such other information regarding the condition or operations, financial or otherwise, of the Company as CoBank may from time to time reasonably request, including, but not limited to, copies of all pleadings, notices and communications referred to in Section 5.06(D) hereof.

SECTION 5.07.    Conduct of Business. Engage in an efficient and economical manner in the business conducted by it.

SECTION 5.08.    Capital.  Acquire non-voting participation certificates in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of certificates that the Company may be required to purchase in connection with a Loan may not exceed the maximum amount permitted by the bylaws at the time the Promissory Note and Supplement relating to such Loan is entered into or such Loan is renewed or refinanced by CoBank.  The rights and obligations of the parties with respect to such certificates and any patronage or other distributions made by CoBank shall be governed by CoBank’s bylaws.

SECTION 5.09.    Inspection.  Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company, and to discuss its or their affairs, finances and accounts with its or their officers, directors, and independent certified public accountants; provided, however, that unless an Event of Default has occurred and is continuing, the Company shall not be required to pay the expenses for more than one such visit per year.

SECTION 5.10.    Water Rights, Title to Property, Etc.  Obtain and maintain: (A) water rights and discharge rights in such amounts, priorities and qualities as are necessary at all time to adequately service the customers in its service territories; and (B) title to, or valid easement or leasehold interests in, all real property, including all real property on which all water wells, pumping stations, treatment plants, and storage facilities are located.

SECTION 5.11.    Deposit Account.  Maintain at all times, one or more Deposit Accounts in its own name and deposit all of its revenues and the proceeds of the collateral therein.

ARTICLE 6

NEGATIVE COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company will not:

SECTION 6.01.    Liens.  Create, incur, assume, or suffer to exist any Lien on any of its properties, except:

(A) Liens in favor of CoBank;

(B) Liens for taxes or assessments or other governmental charges or levies if not delinquent or, if delinquent: (i) the Company is contesting same in good faith by appropriate proceedings; (ii) the Company has established and maintains reserves in amounts required in accordance with GAAP; and (iii) foreclosure or other action to enforce the Lien is stayed.

(C) Liens in favor of mechanics, landlords, material suppliers, warehouses, carriers, and like Persons that secure obligations that are not past due or if past due: (1) no foreclosure or other action to enforce the Liens have been commenced or, if commenced, have been stayed; and (2) if the property is material to the operations of the Company’s business as a whole or to the operations of any one of the Company’s water or wastewater systems, reserves have been established and maintained in accordance with GAAP.

(D) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation (other than ERISA).

(E)  Deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public and statutory obligations, surety, stay,

appeal, indemnity, performance or other similar bonds, or other similar obligations, in each case arising in the ordinary course of business.

(F) Judgment and similar Liens arising in connection with court proceeding, provided that: (1) no Event of Default arises under Section 8.07 hereof; and (2)  the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and (3) reserves have been established and maintained in accordance with GAAP.

(G) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Company of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

(H)  Purchase money Liens on, or Capital Leases with respect to,  rolling stock, equipment, and the proceeds thereof, provided that the debt secured by such purchase money Liens and such Capital Leases is permitted under Section 6.02 hereof.

(I)   Purchase money Liens on water or sewer system assets, acquired with seller financing  permitted under Section 6.02 hereof, and on the proceeds received on the sale thereof (but not any account or revenues derived therefrom unless the acquired system is maintained in a permitted Subsidiary).

SECTION 6.02.    Debt.  Create, incur, assume, or suffer to exist, any indebtedness of liability for borrowed money, the deferred purchase price of property or services, or for letters of credit, except for: (A) debt of the Company to CoBank; (B) accounts payable to trade creditors incurred in the ordinary course of business; (C) purchase money debt on, and Capital Leases with respect to, rolling stock and equipment; provided, however, that the maximum principal amount of purchase money debt on, or Capital Leases with respect to, equipment may not exceed $500,000 at any one time; (D) loans and advances from Southwest or any subsidiary of Southwest; provided, however, that such debt is subordinate to all Loans made by CoBank on terms and conditions reasonably acceptable to CoBank; (E) purchase money debt owing to the sellers of assets of water and/or wastewater systems in a principal amount not to exceed $5,000,000 at any one time outstanding; and (F) other current operating liabilities (other than for borrowed money) incurred in the ordinary course of business.

SECTION 6.03.    Sale, Transfer or Lease of Assets.  Sell, transfer, lease or otherwise dispose of any of its assets except for: (A) the sale of water and wastewater services in the ordinary course of business; (B) the sale, lease or other disposition of property or equipment which is obsolete, worn-out or no longer necessary for, or useful in, the provision of water and wastewater services to customers in its service territories; and (C) provided no Default or Event of Default exists: (i) the sale or other disposition of water rights or wastewater discharge rights which are not needed in the operations of the Company or to meet the expected future demands of the Company; and (ii) other sales, transfers, leases or other dispositions in an aggregate amount not to exceed $500,000 in any fiscal year. At the request and expense of the Company, CoBank will release its Lien on any property or equipment which is disposed of by the Company pursuant to this Section 6.03.

SECTION 6.04.    Distributions.  Declare or pay, directly or indirectly, any Distribution, except that, as long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company can pay Distributions in cash not more than once a quarter; provided, however, that in no event may the Company make a Distribution unless, after giving effect thereto: (1) the Net Worth of the Company would be equal to or greater than the Net Worth of the Company on December 31, 2001; and (2) the ratio of the Company’s Total Debt to Total Capitalization would not be greater than .60 to 1.00.

SECTION 6.05.    Contingent Liabilities. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable for the obligations of any Person (including by means of an agreement to: (A) purchase any obligation, stock, assets, or services; (B) supply or advance any funds, assets, or services; or (C) cause any Person to maintain a minimum working capital or net worth or other financial test), except: (1) by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) guaranties for the benefit of suppliers (other than Affiliates) in the ordinary course of business; and (3) in the event the Company acquires the assets of any water system, guaranties issued by the seller of those assets prior to (and not in anticipation of) the acquisition of the water system and assumed by the Company in connection with the acquisition; provided, however, that the maximum amount of debt or other obligations that may be guarantied any one time under Subsections (2) and (3) hereof may not exceed $1,000,000.

SECTION 6.06.    Mergers, Etc.  Merge or consolidate with any other Person or acquire all or a material part of the assets of any other Person; provided, however, that the Company may: (i) acquire water and/or wastewater systems in the State of Texas; or (ii) merge with another Person that is engaged principally in the business of owing and operating water and/or wastewater systems in the State of Texas, as long as: (A) in the case of a merger, the Company is the surviving entity; (B) after giving effect thereto, no Default or Event of Default would exist, including as a result of a violation of Section 7.03 hereof; (C) on a combined basis, the Company would have been able to meet the financial covenants set forth in Section 7.01 and 7.02 hereof for the 12 month period ending with the end of the last fiscal quarter of the Company had such merger or acquisition taken place at the beginning of such 12 month period; and (D) not less than 30 days prior to the effective date thereof, the Company furnishes written notice to CoBank of such acquisition and merger and certifies to CoBank that each of the conditions set forth in this Section have been met.

SECTION 6.07.    Change in Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities or operations.

SECTION 6.08.    Prepayment; Payments on Debt To Southwest.  While any Default or Event of Default shall have occurred and be continuing: (A) prepay, directly or indirectly, any debt (other than debt to CoBank); or (B) make any payments on any debt owing to Southwest.

SECTION 6.09     Loans and Investments.  Make any loan or advance to, or purchase or otherwise acquire any capital stock, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in, any Person, or participate as a partner or joint venture with any other Person (collectively, “Investments”), except:  (A) direct obligations of the United States or any agency thereof with maturities of six (6) months or less from the date of acquisition; (B) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc.;

(C) certificates of deposit with maturities of six (6) months or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $500 million; (D) Investments in CoBank; (E) repurchase agreements for investments of the types referred to in clause (A) hereof entered into by Company with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500 million; (F) variable or fixed rate notes issued by any issuer rated as least A-1 by Standard & Poor’s Corporation or at least P-1 by Moody’s Investors Services, Inc. and maturing within six (6) months or less from the date of acquisition; (G) money market funds which invest primarily in assets of the types referred to in clauses (A) through (G); and (H) as long as no Default or Event of Default exists, loans and advances to Southwest that are payable upon demand.

SECTION 6.10.    Certain Agreements.  Amend, alter, waive any provision of, breach or terminate any agreement if such action could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11.    Transactions with Affiliates.  Enter into any transaction with an Affiliate: (A) except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Company than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; and (B) unless, in the case of contracts that provide for the ongoing operation or management of any portion of the Company, the Company furnishes notice thereof to CoBank not less than 10 Business Days before the date of such agreement and, if requested by CoBank, the Company and Affiliate enter into a consent and agreement with CoBank in form and content substantially similar to the agreements delivered pursuant to Section 3.01(H).

SECTION 6.12.    Subsidiaries, Etc.  Notwithstanding any other provision hereof: (A) permit TWC Utility Company, LLC to conduct any business or acquire any assets; (B) form or create any new Subsidiary; or (C) commence operations under any other name or in any joint venture.

ARTICLE 7

FINANCIAL COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:

SECTION 7.01.    Debt Service Coverage Ratio. The Company and its consolidated Subsidiaries shall have for each fiscal year of the Company, a Debt Service Coverage Ratio of not less than 1.25 to 1:00.

SECTION 7.02.    Total Debt to EBITDA Ratio. The Company and its consolidated Subsidiaries shall have a ratio of Total Debt at the end of each fiscal year of the Company shown below to EBITDA for each fiscal year of the Company shown below of not greater than the ratio shown next to each fiscal year shown below:

Fiscal Year	Ratio
2005 through 2008	10 to 1
2009 and thereafter	8 to 1

SECTION 7.03.    Total Debt to Capitalization Ratio.  The Company and its consolidated Subsidiaries shall have at the end of each fiscal quarter of the Company, a ratio of Total Debt to Total Capitalization of not more than .60 to 1.00.

SECTION 7.04.    Fiscal Year. The Company will not change its fiscal year.

ARTICLE 8

EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” hereunder:

SECTION 8.01.    Payment Default.  The Company should fail to make when due any payment to CoBank hereunder, under any Promissory Note and Supplement, or under any other Loan Document, and such failure continues for five (5) days after written notice thereof shall have been delivered to the Company by CoBank; provided, however, that CoBank shall not be required to give the Company notice and an opportunity to cure: (A) more than twice in any consecutive 12 month period; or (B) if one or more other Events of Default shall have occurred and be continuing at the time the payment was due.

SECTION 8.02.    Representations and Warranties. Any opinion, certificate or like document furnished to CoBank by or on behalf of the Company, or any representation or warranty made or deemed made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished, made or deemed made.

SECTION 8.03.    Covenants.  The Company should fail to perform or comply with any covenant set forth in Articles 5 or 6 hereof (other than Sections 5.01, 5.06(E), 6.03, 6.04, 6.06, 6.08, and 6.09 hereof) or any other covenant or agreement contained herein (other than Section 7.01) or in any Promissory Note and Supplement and such failure continues for 30 days after written notice thereof shall have been delivered to the Company by CoBank.

SECTION 8.04.    Other Covenants and Agreements.  The Company should fail to perform or comply with Sections 5.06(E), 6.03, 6.04, 6.06, 6.08,  6.09, or 7.01  hereof, or shall use the proceeds of any Loan for any unauthorized purpose.

SECTION 8.05.    Cross Default. The Company should breach or be in default under the terms of any Loan Document or other agreement with CoBank and such default continues for the longer of:  (A) any grace period set forth in such Loan Document or other agreement, or (B) 30 days after written notice thereof shall have been delivered to the Company by CoBank; provided, however, that if any other Subsection of this Article 8 does not provide a grace period for such default or provides a shorter grace period for such default, then no grace period or such shorter grace period shall control.

SECTION 8.06.    Other Indebtedness.  The Company’s obligation to repay any indebtedness for borrowed money or for the deferred purchase price of property or services in an amount in excess of $500,000 shall be accelerated or declared due and payable prior to its scheduled due date as a result of the occurrence of any breach or default under any agreement relating to such indebtedness or obligation.

SECTION 8.07.    Judgments.  One or more judgments, decrees, or orders for the payment of money in excess of $500,000 in the aggregate shall have been rendered against the Company and either: (A) enforcement proceedings shall have been commenced; or (B) such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, bonded, discharged, satisfied, or stayed pending appeal.

SECTION 8.08.    Insolvency, Etc. The Company shall: (A) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (B) suspend its business operations or a material part thereof; or (C) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (D) have commenced against it any action or proceeding for the appointment of a trustee, receiver, or other custodian, or a trustee, receiver, or other custodian is appointed for all or any part of its property; (E) have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction; or (F) make an assignment for the benefit of creditors or commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction.

SECTION 8.09.    Casualty or Condemnation.   All or a material portion of the assets of the Company: (1) is destroyed in an uninsured casualty or like event (regardless of the cause); or (2) is taken in a condemnation action or proceeding or in a like proceeding or is sold or otherwise transferred in lieu thereof or pursuant to any right of any governmental authority to direct the sale of transfer thereof.

SECTION 8.10.    Ownership. Any of the following take place without the prior written consent of CoBank: (A) Texas Water Services Group, LLC shall cease to be a general partner in the Company, or one or more new general partners are added to the Company; (B) Southwest  and/or other Persons owned 100% directly or indirectly by Southwest should cease to be the only limited partners in the Company; or (C) Southwest  and/or other Persons owned 100% directly or indirectly by Southwest should cease to own, directly or indirectly, 100% of the membership interests and other equity interests in Texas Water Services Group, LLC.

SECTION 8.11.    Affiliates. (A) A Relevant Affiliate breaches or is otherwise in default in any material respect under a Relevant Agreement; (B) Southwest, any general partner in the Company, or any Subsidiary of the Company becomes subject to an event of the type referred to in Section 8.06, 8.07 or 8.08 hereof (including, for avoidance of doubt, the dollar amounts specified therein; provided that if any such Person is subject to Indebtedness and the documents entered into in connection with such Indebtedness contain cross default or cross acceleration provisions for other Indebtedness of such Person, the dollar amounts for purposes of this clause (B) shall be the dollar amounts in such documents rather than the dollar amounts in this Agreement); (C) any Person which succeeds to the direct ownership of any general partner in the Company should become subject to an event of the type referred to in Section 8.08 hereof; or (D) within thirty (30) days after a Relevant Affiliate (other than Southwest or a Subsidiary) becomes subject to an Event of the type referred to in Section 8.06, 8.07 or 8.08 hereof, the Company fails to provide CoBank with assurance reasonably satisfactory to CoBank that the services furnishes to the Company by such Relevant Affiliate will continue without interruption, whether by the Relevant Affiliate or another entity (it being agreed that until such assurance is provided, CoBank shall have the right to suspend making further Loans to the Company).

SECTION 8.12.    Existence, Etc. The Company shall: (A) fail to preserve and maintain its existence and good standing in the jurisdiction of its formation or fail to qualify and remain qualified to transact business in all jurisdictions where failure to maintain such qualification could reasonably be expected to have a Material Adverse Effect; or (B) fail to obtain and/or maintain any governmental license, permit, franchise or the like which is material to its business or required by Law; provided, however, that such failure shall not be considered to be an Event of Default if: (i) the Company made timely application for same, such application has not been rejected, and the Company is diligently pursuing the acquisition of same; and (ii) no governmental authority or other Person has required the Company to discontinue the operations governed by the license, permit, franchise or other right, or has commenced any Enforcement Action  against the Company or taken any other action which could reasonably be expected to have a Material Adverse Effect on the Company for or on account of the failure; and (C) fail to obtain and maintain any other franchise or any patent, copyrights, trademark, tradename or right thereto which is material to the conduct of its business or required by Law and the failure to obtain or maintain such other franchise or such patent, copyright, trademark, tradename or right thereto continues for 30 days after written notice shall have been furnished by CoBank to the Company.

SECTION 8.13.    Title Insurance.  Republic Title or any title insurance company providing coverage to CoBank for or on account of any Loans shall breach or otherwise be in default under any commitment or other agreement with CoBank and such breach is not cured within 30 days after CoBank shall have furnished notice of same to the Company and Republic Title or other title insurance company.

SECTION 8.14.    Partnership Agreement. The Partnership Agreement is amended without CoBank’s consent.

ARTICLE 9

REMEDIES UPON DEFAULT

SECTION 9.01.  Remedies.  Upon the occurrence and during the continuance of a Default or Event of Default, CoBank shall have no obligation to make any Loan to the Company and may discontinue doing so at any time without prior notice. In addition, upon the occurrence and during the continuance of an Event of Default, CoBank may, upon notice to the Company:

(A)          Termination and Acceleration. Terminate any commitment and declare the unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, the Promissory Notes and Supplements, and all other Loan Documents to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default under Section 8.08(F), any commitments shall automatically be terminated and all such amounts shall automatically become due and payable. Upon such a declaration (or automatically, as provided above), the unpaid principal balance of the Loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.

(B)          Enforcement.   Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document, or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any other balances held by CoBank for the Company’s account (whether or not such balances are then due).

(C)          Application of Funds.   Apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

In addition to the rights and remedies set forth above and notwithstanding the terms of any Promissory Note and Supplement, upon the occurrence and during the continuance of an Event of Default,  at CoBank’s option in each instance (and automatically following an acceleration), interest on the unpaid principal balance of the Loans and, to the extent permitted by Law, overdue interest, fees and other charges,  shall bear interest  at the Default Rate. All such interest, together with all overdue amounts, shall be payable on demand.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01.   Broken Funding Surcharge.  The Company agrees that in the event it repays any Loan balance bearing interest at a fixed rate prior to the last day of the fixed rate period relating thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), or fails to borrow any fixed rate balance on the date scheduled therefor, the Company will pay to CoBank a surcharge in the amount set forth in (or in an amount calculated in accordance with) the Promissory Note and Supplement relating thereto. Notwithstanding the foregoing: (A) if for any reason any Promissory Note and Supplement executed after the date hereof fails to contain a surcharge, then the applicable surcharge shall be the surcharge set forth in the Promissory Note and Supplement dated as of May 1, 2002 and numbered ML0936T1 (which reference shall survive the repayment and termination of that Promissory Note and Supplement); and (B) in the event the parties enter into a forward fixed rate agreement or other agreement regarding interest rate products, and such agreement provides for a different surcharge, then such other agreement shall control.

SECTION 10.02.  Complete Agreement, Amendments, Etc.  The Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment or modification of this Agreement or the other Loan documents shall be effective unless approved in writing by the Company and CoBank and no waiver of any provision of the Loan Documents, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Promissory Notes and Supplements hereto. Each Promissory Note and Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein.

SECTION 10.03.   Applicable Law, Jurisdiction. Except to the extent governed by applicable federal Law, this Agreement and each Promissory Note and Supplement shall be governed by the Laws of the State of Colorado, without reference to choice of law doctrine. The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens.

SECTION 10.04.   Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by overnight mail or by facsimile or similar transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to CoBank, as follows:	If to the Company, as follows:
CoBank, ACB	Southwest Water Company.
5500 South Quebec Street	One Wilshire Building, 29th floor
Greenwood Village, Colorado 80111	624 South Grand Ave, Suite 2900
Facsimile: (303) 740-4002	Los Angeles, CA 90017
Attention: Energy Banking Group	Facsimile: (213) 929-1888
Attention: Chief Financial Officer

SECTION 10.05.  Costs, Expenses, and Taxes.  To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by CoBank) incurred by CoBank in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, and any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or the recording hereof or thereof.

SECTION 10.06.   Effectiveness and Severability.  This Agreement shall continue in effect until: (A) all indebtedness and obligations of the Company under this Agreement and the other Loan Documents shall have been paid or satisfied; (B) CoBank has no commitment to extend credit to or for the account of the Company under any Promissory Note and Supplement; (C) all Promissory Notes and Supplements shall have been terminated; and (D) either party sends written notice to the other party terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 10.07.  Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of CoBank. From time to time, CoBank may sell a participation in one or more of the

Loans. However, no such participation shall relieve CoBank of any commitment made to the Company hereunder.  In connection with the foregoing, CoBank may disclose information concerning the Company and its Subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees, subject to normal qualifications, to keep all non-public information confidential.  A sale of a participation interest may include certain voting rights of the participants regarding the Loans hereunder (including without limitation the administration, servicing and enforcement thereof).  CoBank agrees to give written notification to the Company of any sale of a participation interest.

SECTION 10.08. Headings.  Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		MONARCH UTILITIES I L.P.
a Texas limited partnership

By: Texas Water Services Group, LLC
a Texas limited liability company
Its: General Partner

By:	/s/ Penny Probasco	By:	/s/ Michael O. Quinn

Title:	Assistant Corporate Secretary	Title:	President

EXHIBIT A

DEFINITIONS AND RULES OF INTERPRETATION

SECTION 1.01 Definitions.  As used in the Agreement, any amendment thereto, or in any Promissory Note and Supplement, the following terms shall have the following meanings:

Affiliate shall mean any Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Company, Monarch Utilities, Inc., or Southwest; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of, or other interests in, the Company,  Monarch Utilities, Inc., or Southwest; or (3) five percent (5%) or more of the voting stock of, or other interest in, which is directly or indirectly beneficially owned or held by the Company, Monarch Utilities, Inc., or Southwest. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement  shall mean the Amended and Restated Master Loan Agreement dated as of September 12, 2005, between the Company and CoBank, as it may be amended or modified from time to time.

Assets shall mean total assets, as computed in accordance with GAAP consistently applied.

Business Day  means any day other than a Saturday, Sunday, or other day on which CoBank or the Federal Reserve Banks is closed for business.

Capital Lease shall mean a lease which should be capitalized on the books of the lessee in accordance with GAAP.

Certified Copies shall mean copies, certified true and correct and in full force and effect as of the date of certification, by the secretary or other officer acceptable to CoBank of the Person furnishing same.

Closing Agreement shall have the meaning set forth in Section 3.01(G) of the Agreement.

CoBank shall mean CoBank, ACB and its successors and assigns.

CoBank Base Rate shall mean the rate of interest established by CoBank from time to time as the CoBank Base Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate shall change on the date established by CoBank as the effective date of each change in the CoBank Base Rate.

Company shall mean Monarch Utilities I L.P. and its permitted successors and assigns.

Debt Service Coverage Ratio shall mean a ratio of: (1) net income (after taxes and after eliminating any gain or loss on sale of assets or other extraordinary gain or loss), plus depreciation expense, amortization expense, and total interest expense, minus non-cash patronage and non-cash income from Subsidiaries and/or joint ventures; to (2) all principal payments due or, in the case of amounts paid on guaranties of indebtedness, otherwise made, within the period on all Long-Term Debt,

1

plus total interest expense, plus Distributions (all as calculated on a consolidated basis for the applicable period in accordance with GAAP consistently applied).

Debt To Capitalization Ratio shall mean a ratio of Total Debt at the end of the fiscal year to Total Capitalization at the end of the fiscal year.

Deed of Trust  shall mean that certain Deed of Trust, Security Agreement And Assignment of Rents and Leases dated as of May 1, 2002, among the Company, as Grantor and Trustor, and Steve Moore, as Trustee for the benefit of CoBank.

Deed of Trust Amendment shall have the meaning set forth in Section 2.01(G) of the Agreement.

Default shall mean the occurrence of any event which with the giving of notice or the passage of time would become an Event of Default under the Agreement, including the occurrence of an event giving rise to the right to accelerate any indebtedness referred to in Section 8.06 of the Agreement (whether or not such right is conditioned upon the giving of notice and/or the passage of time and/or the occurrence of any other condition).

Default Rate shall mean 3% per annum in excess of the rate or rates that would otherwise be in effect under the terms of the Promissory Note and Supplement, except that in the case of overdue interest, fees, and, prior to the final maturity of a Loan (whether as a result of acceleration or otherwise) principal, the term Default Rate shall mean 3% per annum in excess of any variable rate option provided in the Promissory Note and Supplement, or, in the event no such option is provided, 3% per annum in excess of the rate established by CoBank from time to time during that period as  the CoBank Base Rate.

Deposit Account shall mean a demand deposit account maintained at an federally  insured financial institution.

Distribution shall mean the: (1) payment of any dividend or distribution of any kind, whether in cash, assets, obligations or otherwise; and (2) the acquisition by the Company of any general or limited partnership interest in the Company.

Dollars and the sign “$” shall mean lawful money of the United States of America.

EBITDA  shall mean, for the Company, on a consolidated basis, operating revenues minus operating expenses, plus depreciation and amortization expenses (all as calculated for the fiscal year being measured on a consolidated basis in accordance with GAAP consistently applied).

Enforcement Action shall mean a formal judicial or administrative proceeding  filed by the TCEQ,  the Attorney General of Texas, or any  governmental authority to enforce any Law.

Equity shall mean total assets minus total liabilities, as computed in accordance with GAAP consistently applied.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

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ERISA Affiliate means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Event of Default shall mean any of the events specified in Article 8 of the Agreement and any event specified in any Promissory Note and Supplement or other Loan Document as an Event of Default.

Existing MLA shall have the meaning set forth in the Background to the Agreement.

Existing Promissory Notes and Supplements shall have the meaning given in Section 2.01 of the Agreement.

GAAP shall mean generally accepted accounting principles in the United States.

Laws  shall mean all laws, rules, regulations, codes, orders and the like.

Lien shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

Loan shall mean a loan and/or other type of credit made to or for the account of the Company, including letters of credit, all as described in the Promissory Note and Supplement relating to that Loan.

Loan Documents shall mean this Agreement, all Promissory Notes and Supplements hereto, and all instruments or documents relating to this Agreement or the Promissory Notes and Supplements, including, without limitation, all applications, certificates,  mortgages, deeds of trust, security agreements, guaranties, and pledge agreements.

Long Term Debt  shall mean, for the Company and its consolidated Subsidiaries,  (a) all indebtedness for borrowed money, (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, (c) that portion of obligations with respect to capital leases or other capitalized agreements that are properly classified as a liability on a balance sheet in conformity with GAAP, and (d) indebtedness which is guarantied by the Company, in each case having a maturity of more than one year from the date of its creation or having a maturity within one year from such date but that is renewable or extendible, at the Company’s or any Subsidiary’s option (or, in the case of any debt which is guarantied, at the option of the obligor or the Person to whom the guaranty is furnished), to a date more than one year from such date or that arises under a revolving credit or similar agreement that obligates the lender(s) to extend credit during a period of more than one year from such date, including all current maturities in respect of such indebtedness whether or not required to be paid within one year from the date of its creation.

Material Adverse Effect shall mean a material adverse effect on the condition, financial or otherwise, operations, properties, margins or business of the Company or any Subsidiary or on the ability of the Company or any Subsidiary to perform its obligations under the Loan Documents.

Net Worth shall mean total assets minus total liabilities of the Company (both as determined on a consolidated basis in accordance with GAAP consistently applied), except that in determining Net Worth: (1) contributions in aid of construction, advances for construction, customer deposits, or similar

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items reducing rate base calculations shall be excluded; and (2) all indebtedness which is guarantied shall be included in total liabilities.

Organizational Documents shall mean, as relevant: (A) articles or certificate of incorporation or formation (or equivalent documents); and (B) bylaws, partnership agreements, management agreements, shareholder agreements, voting trust agreements, and like instruments and documents.

Partnership Agreement  shall mean that certain Agreement of Limited Partnership of Tecon Water Company, L.P. dated as of December 10, 2001.

Person shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

Promissory Note and Supplement shall have the meaning set forth in Section 2.01 of the Agreement.

Relevant Affiliate shall mean Southwest, a Subsidiary and, while a party to a Relevant Agreement, another Affiliate.

Relevant Agreement shall mean an agreement that relates to the credit extended hereby and is between: (1) an Affiliate and the Company under which the Affiliate performs any service for or on behalf of the Company, including an agreement with respect to which the Affiliate has entered into an agreement with CoBank pursuant to Section 3.01(H) or has or may be require to enter into any agreement with CoBank under Section 6.11 of the Agreement; and (2) an Affiliate and CoBank (including any agreement referred to in Sections 3.01(H) and 6.11 of the Agreement and the agreement between Tecon Corporation and CoBank dated as of May 1, 2002 and assumed by Southwest pursuant to that certain Consent and Agreement dated as of July 13, 2004, among this Company (then known as Tecon Water Company, LP), Southwest and CoBank, as same may be amended or restated from time to time).

Short-Term Debt shall mean all debt which, under GAAP, should be classified as short-term debt.

Southwest shall mean Southwest Water Company, a Delaware corporation.

Subsidiary shall mean, as to the Company, a corporation, partnership, limited liability company, joint venture, or other Person of which shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, joint venture, or other Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.

TCEQ shall mean the Texas Commission on Environmental Quality and any governmental authority or authorities that succeed to the powers of the TCEQ.

Title Policy shall mean that certain Mortgagees Policy of Title Insurance dated May 5, 2002 and numbered 152187M, issued by First American Title Insurance Company.

Total Capitalization shall mean shall mean Total Debt plus Net Worth.

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Total Debt shall mean the sum of (a) all indebtedness for borrowed money, (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, (c) that portion of obligations with respect to Capital Leases and other capitalized agreements that are properly classified as a liability on the balance sheet in conformity with GAAP; and (d) indebtedness and other obligations guarantied by the Company.

2005 Promissory Note and Supplement shall mean the Promissory Note and Supplement hereto dated as of the date hereof and bearing number RX0936T3

SECTION 1.02 Rules of Interpretation.  The following rules of interpretation shall apply to the Agreement, all Promissory Notes and Supplements, and all amendments to either of the foregoing:

Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Number.  All terms stated in the singular shall include the plural, and all terms stated in the plural shall include the singular.

Including.  The term “including” shall mean including, but not limited to.

Default. The expression “while any Default or Event of Default shall have occurred and be continuing” (or like expression) shall be deemed to include the period following any acceleration of the Obligations (unless such acceleration is rescinded).

Permitted Encumbrances.  CoBank’s consent to the Company having one or more Liens on all or any portion of its assets shall not be construed to be an agreement to subordinate its Lien on those assets to the extent that such Lien is not otherwise entitled to priority under Law.

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